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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                        (Amendment No. _______________)*


                               Iridex Corporation
                     ---------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                     ---------------------------------------
                         (Title of Class of Securities)

                                    46268410
                     ---------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 46268410                       13G                  Page 2 of 20 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New Enterprise Associates V, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  321,471 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     321,471 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          321,471 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 46268410                       13G                  Page 3 of 20 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NEA Partners V, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  321,471 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     321,471 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          321,471 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 46268410                       13G                  Page 4 of 20 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Frank A. Bonsal, Jr.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     2,725 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  321,471 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    2,725 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     321,471 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          324,196 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 46268410                       13G                  Page 5 of 20 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Nancy L. Dorman

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     963 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  321,471 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    963 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     321,471 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          322,434 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 46268410                       13G                  Page 6 of 20 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          C. Richard Kramlich

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  321,471 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     321,471 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          321,471 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 46268410                       13G                  Page 7 of 20 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Arthur J. Marks

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  321,471 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     321,471 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          321,471 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 46268410                       13G                  Page 8 of 20 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thomas C. McConnell

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     2,068 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  321,471 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    2,068 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     321,471 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          323,539 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 46268410                       13G                  Page 9 of 20 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles W. Newhall III

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     2,044 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  321,471 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    2,044 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     321,471 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          323,515 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:  Iridex Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:
              340 Pioneer Way, Mountain View, California  94041

Item 2(a). Names of Persons Filing: New Enterprise Associates V, Limited Partnership ("NEA V"), NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V, and Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas
              C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). The General Partners are individual general partners of NEA Partners V. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of NEA V, NEA Partners V, Bonsal, Dorman, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of McConnell and Kramlich is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

Item 2(c). Citizenship: Each of NEA V and NEA Partners V is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value ("Common Stock").

Item 2(e).    CUSIP Number:  46268410

Item 3.       If this statement is filed pursuant to Rules 13d-
              1(b), or 13d-2(b), check whether the person filing is a:

              (a)  [  ]  Broker or Dealer registered under Section 15 of the
                         Securities Exchange Act of 1934 (the "Act").

              (b)  [  ]  Bank as defined in Section 3(a)(6) of the Act.

              (c)  [  ]  Insurance Company as defined in Section 3(a)(19) of the
                         Act.

              (d)  [  ]  Investment Company registered under Section 8 of the
                         Investment Company Act of 1940.

              (e)  [  ]  Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940.

              (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject to
                         the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment Fund; see Rule
                         13d-1(b)(1)(ii)(F) of the Act.

                               Page 10 of 20 Pages

              (g)  [  ]  Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G) of the Act.

              (h)  [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

              Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

Item 4.       Ownership.

              (a) Amount Beneficially Owned: NEA V is the record owner of 321,471 shares as of December 31, 1996 (the "NEA V Shares"). As the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the NEA V Shares.

                     As general partners of NEA Partners V, the sole general partner of NEA V, Kramlich and Marks may also be deemed to own beneficially the NEA V Shares. Bonsal is the record owner of 2,725 shares as of December 31, 1996. As a general partner of NEA Partners V, the sole general partner of NEA V, and record owner of 2,725 shares, Bonsal may be deemed to own beneficially the NEA V Shares and the 2,725 shares, for a total of 324,196 shares. Dorman is the record owner of 963 shares as of December 31, 1996. As a general partner of NEA Partners V, the sole general partner of NEA V, and record owner of 963 shares, Dorman may be deemed to own beneficially the NEA V Shares and the 963 shares, for a total of 322,434 shares. McConnell is the record owner of 2,068 shares as of December 31, 1996. As a general partner of NEA Partners V, the sole general partner of NEA V, and record owner of 2,068 shares, Kramlich may be deemed to own beneficially the NEA V Shares and the 2,068 shares, for a total of 323,539 shares. Newhall is the record owner of 2,044 shares as of December 31, 1996. As a general partner of NEA Partners V, the sole general partner of NEA V, and record owner of 2,044 shares, Newhall may be deemed to own beneficially the NEA V Shares and the 2,044 shares, for a total of 323,515 shares.


              (b) Percent of Class: 5.1% for each Reporting Person. The foregoing percentage is calculated based on the 6,339,733 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-QSB of Iridex Corporation for the fiscal quarter ended September 30, 1996, as adjusted pursuant to Rule 13d-13(d)(1).

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person other than Bonsal, Dorman, McConnell and Newhall. 2,725 shares for Bonsal. 963 shares for Dorman. 2,068 shares for McConnell. 2,044 shares for Newhall.

                     (ii) shared power to vote or to direct the vote: 321,471 shares for each Reporting Person.

                              Page 11 of 20 Pages

                     (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person other than Bonsal, Dorman, McConnell and Newhall. 2,725 shares for Bonsal. 963 shares for Dorman. 2,068 shares for McConnell. 2,044 shares for Newhall.

                     (iv) shared power to dispose or to direct the disposition of: 321,471 shares for each Reporting Person.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except the shares, if any, such Reporting Person holds of record.

Item 5.       Ownership of Five Percent or Less of a Class.

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7.       Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                              Page 12 of 20 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 10, 1997


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:   NEA PARTNERS V, LIMITED PARTNERSHIP

      By:              *
          -------------------------------
             Charles W. Newhall III
             General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:                  *
    -------------------------------------
       Charles W. Newhall III
       General Partner


                     *
-----------------------------------------
Frank A. Bonsal, Jr.


                     *
-----------------------------------------
C. Richard Kramlich


                     *
-----------------------------------------
Arthur J. Marks


                     *
-----------------------------------------
Thomas C. McConnell


                     *
-----------------------------------------
Charles W. Newhall III


                              Page 13 of 20 Pages

                                        *By:  /s/ Nancy L. Dorman
                                              ----------------------------------
                                              Nancy L. Dorman, in her individual
                                              capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 14 of 20 Pages

                                                                       Exhibit 1

                                    AGREEMENT


     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Iridex Corporation.

     EXECUTED as a sealed instrument this 10th day of February, 1997.


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:   NEA PARTNERS V, LIMITED PARTNERSHIP

      By:              *
          ----------------------------------
             Charles W. Newhall III
             General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:              *
    -----------------------------------
       Charles W. Newhall III
       General Partner


                     *
-----------------------------------------
Frank A. Bonsal, Jr.


                     *
-----------------------------------------
C. Richard Kramlich


                     *
-----------------------------------------
Arthur J. Marks


                     *
-----------------------------------------
Thomas C. McConnell


                     *
-----------------------------------------
Charles W. Newhall III


                              Page 15 of 20 Pages

                                        *By:  /s/ Nancy L. Dorman
                                              ----------------------------------
                                              Nancy L. Dorman, in her individual
                                              capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.





                              Page 16 of 20 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                                     /s/ Raymond L. Bank
                                                     ---------------------------
                                                     Raymond L. Bank


                                                     /s/ Thomas R. Baruch
                                                     ---------------------------
                                                     Thomas R. Baruch


                                                     /s/ Cornelius C. Bond, Jr.
                                                     ---------------------------
                                                     Cornelius C. Bond, Jr.


                                                     /s/ Frank A. Bonsal, Jr.
                                                     ---------------------------
                                                     Frank A. Bonsal, Jr.


                                                     /s/ James A. Cole
                                                     ---------------------------
                                                     James A. Cole

                              Page 17 of 20 Pages

                                                     /s/ Nancy L. Dorman
                                                     ---------------------------
                                                     Nancy L. Dorman


                                                     /s/ Neal M. Douglas
                                                     ---------------------------
                                                     Neal M. Douglas


                                                     /s/ John W. Glynn, Jr.
                                                     ---------------------------
                                                     John W. Glynn, Jr.


                                                     /s/ Curran W. Harvey
                                                     ---------------------------
                                                     Curran W. Harvey


                                                     /s/ Ronald Kase
                                                     ---------------------------
                                                     Ronald Kase


                                                     /s/ C. Richard Kramlich
                                                     ---------------------------
                                                     C. Richard Kramlich


                                                     /s/ Robert F. Kuhling
                                                     ---------------------------
                                                     Robert F. Kuhling


                                                     /s/ Arthur J. Marks
                                                     ---------------------------
                                                     Arthur J. Marks


                                                     /s/ Thomas C. McConnell
                                                     ---------------------------
                                                     Thomas C. McConnell


                                                     /s/ Donald L. Murfin
                                                     ---------------------------
                                                     Donald L. Murfin


                                                     /s/ H. Leland Murphy
                                                     ---------------------------
                                                     H. Leland Murphy

                              Page 18 of 20 Pages

                                                     /s/ John M. Nehra
                                                     ---------------------------
                                                     John M. Nehra


                                                     /s/ Charles W. Newhall III
                                                     ---------------------------
                                                     Charles W. Newhall III


                                                     /s/ Terry L. Opdendyk
                                                     ---------------------------
                                                     Terry L. Opdendyk


                                                     /s/ Barbara J. Perrier
                                                     ---------------------------
                                                     Barbara J. Perrier


                                                     /s/ C. Vincent Prothro
                                                     ---------------------------
                                                     C. Vincent Prothro


                                                     /s/ C. Woodrow Rea, Jr.
                                                     ---------------------------
                                                     C. Woodrow Rea, Jr.


                                                     /s/ Howard D. Wolfe, Jr.
                                                     ---------------------------
                                                     Howard D. Wolfe, Jr.


                                                     /s/ Nora M. Zietz
                                                     ---------------------------
                                                     Nora M. Zietz


                              Page 19 of 20 Pages

                                                                       Exhibit 2



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                                     /s/ Peter J. Barris
                                                     ---------------------------
                                                     Peter J. Barris


                                                     /s/ Debra E. King
                                                     ---------------------------
                                                     Debra E. King


                                                     /s/ Peter T. Morris
                                                     ---------------------------
                                                     Peter. T. Morris


                                                     /s/ Hugh Y. Rienhoff, Jr.
                                                     ---------------------------
                                                     Hugh Y. Rienhoff, Jr.


                                                     /s/ Alexander Slusky
                                                     ---------------------------
                                                     Alexander Slusky


                                                     /s/ Louis B. Van Dyck
                                                     ---------------------------
                                                     Louis B. Van Dyck

                              Page 20 of 20 Pages